China Automotive Systems Reports Higher Net Sales
for the Fourth Quarter and Fiscal Year 2012

WUHAN, China, March 27, 2013 -- China Automotive Systems, Inc. (“CAAS” or the "Company") (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced its financial results for the fourth quarter and the fiscal year ended December 31, 2012.

Fourth Quarter 2012 Highlights

•	Net sales increased by 7.5% to $101.5 million, compared to $94.4 million in the fourth quarter of 2011.

•	Gross profit was $17.2 million, compared to $18.3 million in the fourth quarter of 2011; gross margin was 16.9%, compared to 19.4% in the fourth quarter of 2011.

•	Research and development (“R&D”) expenses were $4.8 million, compared to $3.0 million in the fourth quarter of 2011.

•	Income from operations was $7.4 million, compared to $7.6 million in the fourth quarter of 2011, and the operating margin was 7.3%, compared to 8.1% in the fourth quarter of 2011.

•	Net income attributable to parent company’s common shareholders was $5.1 million, or diluted earnings per share of $0.18, compared to the net income attributable to parent company’s common shareholders of $6.0 million, or diluted earnings per share of $0.19, in the fourth quarter of 2011.

Fiscal Year 2012 Highlights

•	Net sales were $336.0 million, compared to $329.8 million in 2011.

•	Gross profit was $60.8 million, compared to $63.4 million in 2011; gross margin was 18.1%, compared to 19.2% in 2011.

•	Operating income was $27.8 million, compared to $31.1 million in 2011; operating margin was 8.3%, compared to 9.4% in 2011.

•	R&D expenses were $14.9 million, compared to $9.0 million in 2011.

•	Net income attributable to parent company’s common shareholders was $19.8 million, or diluted earnings per share of $0.70, compared to net income attributable to parent company’s common shareholders of $36.3 million, or diluted earnings per share of $0.69, in 2011.

•	Net cash flow from operations was $16.2 million, compared to $34.1 million in 2011.

•	Cash and cash equivalents were $87.6 million at December 31, 2012, an increase from $73.0 million at December 31, 2011.

Mr. Qizhou Wu, chief executive officer of CAAS, commented: “The overall Chinese automotive market showed slight improvement during 2012 although the growth was not steady, because the sales of passenger vehicles grew while the sales of commercial vehicles generally decreased in 2012. We maintained our market leadership through an increase in sales volume. Our exports to North America significantly contributed to our growth in 2012. We will continue to expand our international operations in the future. We also expect that the demand of the local Chinese market will continue to rise based on recent market performance."

Mr. Jie Li, chief financial officer, commented, “We have continued to generate positive cash flow and redeemed all our convertible notes in 2012 prior to their maturity date to enhance our financial flexibility. We will use our financial strength to support our growth locally and internationally, as we continue to launch new advanced products through innovations in our research and development activities. CAAS is well positioned to be a major participant in any future automotive market rebound in China, as we will continue to develop new advanced products and increase our global presence through international sales."

Fourth Quarter of 2012

In the fourth quarter of 2012, net sales increased by 7.5% to $101.5 million, compared to $94.4 million in the same quarter of 2011. The net sales increase was mainly due to an increase of international sales to a customer in North America, a sales increase of new products in China, an increase in sales volume encouraged by the Chinese government’s incentive policy relating to the purchase of lower-emission and more fuel-efficient cars (the “Government Incentive Policy”) which was implemented in May 2012, and the appreciation of the Renminbi (“RMB”) versus the U.S. dollar, which were only slightly offset by the lower average selling prices of the products sold in China.

Gross profit was $17.2 million in the fourth quarter of 2012, compared to $18.3 million in the same quarter of 2011. The gross margin was 16.9% in the fourth quarter of 2012, versus 19.4% in the same quarter of 2011. The decrease in gross profit was primarily due to lower selling prices and greater sales volume of lower-margin products in the China market.

Selling expenses rose by 11.5% to $2.9 million in the fourth quarter of 2012, compared to $2.6 million in the fourth quarter of 2011. Selling expenses represented 2.9% of net sales in the fourth quarter of 2012, which was approximately the same as 2.8% in the fourth quarter of 2011.

General and administrative expenses (“G&A expenses”) declined by 25.0% to $3.9 million in the fourth quarter of 2012, compared to $5.2 million in the same quarter of 2011. The decrease was mainly due to the reduction in the amount of staff compensation, which was primarily due to the payment of lower performance bonuses to management. G&A expenses represented 3.8% of net sales in the fourth quarter of 2012, compared to 5.5% in the fourth quarter of 2011.

R&D expenses rose by 60.0% to $4.8 million in the fourth quarter of 2012, compared to $3.0 million in the same quarter of 2011. The increase in R&D expenses was mainly due to the Company’s spending on the improvement of machinery molds, and the increased personnel-related expenses and costs for the further development of the Company's electric power steering products. R&D expenses represented 4.7% of net sales in the fourth quarter of 2012, which was an increase from 3.2% in the fourth quarter of 2011.

Income from operations was $7.4 million in the fourth quarter of 2012, compared to $7.6 million in the fourth quarter of 2011. As a percentage of net sales, the operating margin was 7.3% in the fourth quarter of 2012, compared to 8.1% in the fourth quarter of 2011.

Net financial expenses declined by 72.7% to $0.3 million, compared to $1.1 million in the fourth quarter of 2011. This decrease was primarily due to a decrease in the average debt level as a result of the redemption of the convertible notes by the Company on May 25, 2012 (the “Redemption”).

There was no gain on change in fair value of derivative in the fourth quarter of 2012 as all the convertible notes had been redeemed in the second quarter of 2012, compared to a non-cash gain of $1.6 million in the fourth quarter of 2011 due to movements in the Company's stock prices during such quarter.

Income before income tax expenses and equity in earnings of affiliated companies was $7.2 million in the fourth quarter of 2012, compared to $8.1 million in the same quarter of 2011. The decrease in income before income tax expenses and equity in earnings of affiliated companies in the fourth quarter of 2012 was mainly due to a decrease in financial expenses, an increase in other net income in the fourth quarter of 2012, and a gain in the fair value of derivatives of $1.6 million in the fourth quarter of 2011, while there was no such gain in the fourth quarter of 2012.

Net income attributable to parent company’s common shareholders was $5.1 million in the fourth quarter of 2012, compared to net income attributable to parent company’s common shareholders of $6.0 million, including $0.5 million from discontinued operations, in the corresponding quarter of 2011. Diluted earnings per share were $0.18 in the fourth quarter of 2012, compared to diluted earnings per share of $0.19 in the fourth quarter of 2011. The weighted average number of diluted common shares outstanding was 28,076,879 in the fourth quarter of 2012, compared to 31,511,685 in the fourth quarter of 2011.

Fiscal Year 2012

Annual net sales increased by $6.2 million to $336.0 million in 2012, compared to $329.8 million in 2011. Higher sales in 2012 were mainly due to growth in new product export sales to a customer in North America, growth in sales volume which was encouraged by the Government Incentive Policy, and the effect of RMB appreciation against the U.S. dollar, which were slightly offset by the lower average selling prices of products sold in China.

Gross profit in 2012 decreased to $60.8 million from $63.4 million in 2011. Gross margin was 18.1%, compared to 19.2% in 2011, primarily due to lower selling prices and greater sales of lower-margin products in the China market.

Selling expenses in 2012 increased by 4.3% to $9.6 million in 2012 from $9.2 million in 2011, mainly due to higher office costs, increased staff compensation and increased traveling expenses. Selling expenses represented 2.9% and 2.8% of net sales in 2012 and 2011, respectively.

G&A expenses decreased by $2.6 million, or 16.8%, to $12.9 million in 2012 from $15.5 million in 2011. Lower G&A expenses were primarily due to reduced staff compensation as a result of the payment of lower performance bonuses to management, decreased maintenance expenses and reduced office expenses. G&A expenses represented 3.8% of net sales in 2012 compared to 4.7% in 2011.

R&D expenses increased by 65.6% or $5.9 million, to $14.9 million in 2012 from $9.0 million in 2011, primarily due to costs incurred related to the Company’s further development of its EPS technology with the improvement of machinery molds, and higher staff compensation costs. R&D expenses represented 4.4% of net sales in 2012, which was an increase from 2.7% in 2011.

Operating income decreased to $27.8 million in 2012 from $31.1 million in 2011, due to lower gross profit and higher operating expenses, which were partially offset by a greater gain on other sales for material scraps and fixed assets. The operating margin represented 8.3% of net sales in 2012 compared to 9.4% in 2011.

Financial expenses decreased by 45.0% to $2.2 million in 2012 from $4.0 million in 2011, as interest expenses were reduced after the Redemption, which was slightly offset by higher interest income for higher cash balances in 2012.

There was no convertible notes conversion or any gain resulting from any conversion in 2012, compared to a gain on convertible notes conversion of $1.6 million in 2011.

The loss on change in fair value of the derivative embedded in the convertible notes was $0.4 million in 2012, compared with a $21.0 million gain in 2011. The loss in 2012 was due to the increase in the Company's stock prices during the period from the beginning of 2012 to the date of the Redemption. The loss was non-cash in nature.

The Company recorded a gain of $1.4 million on the redemption of the convertible notes in 2012. There was no redemption or any gain resulting from any redemption in 2011.

Income before income tax expenses and equity in earnings of affiliated companies was $27.1 million in 2012. Compared to $49.8 million in 2011, there was a decrease of $22.7 million, or 45.6%, mainly due to lower operating profit and a decrease in gain on change in fair value of derivative of $21.4 million. Income before taxes represented 8.1% of net sales in 2012 compared to 15.1% in 2011.

Income tax expense was $4.4 million in 2012, compared to $4.1 million in 2011. The income tax increase was mainly due to a higher effective tax rate of 16.2% for the year ended December 31, 2012 from 8.3% for the year ended December 31, 2011. The lower tax rate in 2011 was primarily because the gain on changes in fair value of derivatives of $21.0 million, which was recognized in 2011, was not taxable.

Net income attributable to parent company’s common shareholders was $19.8 million in 2012, compared to $36.3 million in 2011. Diluted earnings per share were $0.70 in 2012, compared to $0.69 in 2011. The weighted average number of diluted common shares outstanding was 28,215,367 in 2012, compared to 31,511,685 in 2011.

As of December 31, 2012, total cash and cash equivalents were $87.6 million, compared to $73.0 million as of December 31, 2011. Working capital was $138.7 million as of December 31, 2012, compared to $147.8 million as of December 31, 2011. Net cash flows from operations were $16.2 million in 2012, compared to $34.1 million in 2011. Cash used to acquire properties, plants and equipment was $19.0 million in 2012, compared to $14.9 million in 2011.

Business Outlook

Management’s revenue guidance is for 10 % year-over-year growth for the full year 2013. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on March 27 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management’s presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the “China Automotive Systems” conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

In addition, the conference call will be broadcast live over the Internet at http://www.caasauto.com. Please go to the web site at least 15 minutes early to register, download and install any necessary software.

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 P.M. EDT on June 27, 2013. The dial-in details for the replay are:

U.S. Toll Free Number +1-877-660-6853

International dial-in number +1-201-612-7415

Use Account “286” and Conference ID “410530” to access the replay.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through ten Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 3.5 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd., Chery Automobile Co., Ltd. and Chrysler North America. For more information, please visit: http://www.caasauto.com.

Forward Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 27, 2013, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Grayling

Tel: +1-646-284-9409

Email: kevin.theiss@grayling.com

(Tables Follow)

China Automotive Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$87,649	$72,961
Pledged cash deposits	26,481	21,821
Accounts and notes receivable, net - unrelated parties	211,306	200,940
Accounts and notes receivable, net - related parties	12,286	11,519
Advance payments and others - unrelated parties	3,127	2,215
Advance payments and others - related parties	779	630
Inventories	43,542	51,607
Current deferred tax assets	4,392	3,687
Total current assets	389,562	365,380
Non-current assets:
Property, plant and equipment, net	81,691	84,843
Intangible assets, net	676	837
Other receivables, net - unrelated parties	849	1,877
Other receivables, net - related parties	107	500
Advance payment for property, plant and equipment - unrelated parties	1,001	1,472
Advance payment for property, plant and equipment - related parties	4,162	3,712
Long-term investments	3,665	3,485
Non-current deferred tax assets	4,112	4,341
Total assets	$485,825	$466,447
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank loans	$40,284	$10,316
Accounts and notes payable - unrelated parties	166,380	169,456
Accounts and notes payable - related parties	4,521	2,053
Customer deposits	870	1,181
Accrued payroll and related costs	5,472	5,177
Accrued expenses and other payables	23,063	22,618
Accrued pension costs	4,255	4,067
Taxes payable	5,593	2,029
Amounts due to shareholders/directors	332	352
Deferred tax liabilities	46	311
Total current liabilities	250,816	217,560
Long-term liabilities:
Convertible notes payable	-	23,571
Compound derivative liabilities	-	559
Accrued make-whole redemption interest expense of convertible notes	-	7,616
Advances payable	2,609	984
Total liabilities	253,425	250,290
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued - 28,260,302 and 28,260,302 shares at December 31, 2012 and 2011, respectively	3	3
Additional paid-in capital	39,371	39,296
Retained earnings-
Appropriated	9,953	9,026
Unappropriated	119,329	99,513
Accumulated other comprehensive income	25,898	25,291
Treasury stock - 217,283 and 0 shares at December 31, 2012 and 2011, respectively	(1,000)	-
Total parent company stockholders’ equity	193,554	173,129
Non-controlling interests	38,846	43,028
Total stockholders’ equity	232,400	216,157
Total liabilities and stockholders’ equity	$485,825	$466,447

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands of USD, except share and per share amounts)

	Year Ended December 31,
	2012	2011

Net product sales
Unrelated parties	$308,563	$286,674
Related parties	27,442	43,174
	336,005	329,848
Cost of product sold
Unrelated parties	255,264	245,793
Related parties	19,990	20,689
	275,254	266,482
Gross profit	60,751	63,366
Net gain on other sales	4,426	1,469
Operating expenses:
Selling expenses	9,557	9,223
General and administrative expenses	12,936	15,519
R&D expenses	14,886	8,993
Total operating expenses	37,379	33,735
Operating income	27,798	31,100
Other income, net	461	169
Financial expenses, net	(2,175)	(3,969)
Gain (loss) on change in fair value of derivative	(449)	20,971
Gain on redemption of convertible notes	1,420	-
Gain on convertible notes conversion	-	1,564
Income before income tax expenses and equity in earnings of affiliated companies	27,055	49,835
Less: Income taxes	4,391	4,131
Add: Equity in earnings of affiliated companies	171	158
Income from continuing operations	22,835	45,862
Discontinued operations (including after-tax disposition gain of $2,494) - net of income tax	2,651	2,041
Net income	25,486	47,903
Net income attributable to noncontrolling interest	4,744	7,111
Net income attributable to parent company	20,742	40,792
Allocation to convertible notes holders	(934)	(4,519)
Net income attributable to parent company’s common shareholders	$19,808	$36,273
Net income attributable to parent company’s common shareholders per share –
Basic –
Income from continuing operations attributable to shareholders	$0.61	$1.27
Income per share from discontinued operations	0.09	0.03
Basic	$0.70	$1.30
Diluted–
Income from continuing operations attributable to shareholders	$0.61	$0.66
Income per share from discontinued operations	0.09	0.03
Diluted	$0.70	$0.69
Weighted average number of common shares outstanding –
Basic	28,213,163	27,930,668
Diluted	28,215,367	31,511,685

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

 (In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2012	2011

Net income	$25,486	$47,903
Other comprehensive income:
Foreign currency translation gain, net of tax	676	11,285
Comprehensive income	26,162	59,188
Comprehensive income attributable to noncontrolling interest	4,814	9,063
Comprehensive income attributable to parent company	$21,348	$50,125

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2012	2011

Cash flows from operating activities:
Net income	$25,486	$47,903
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	76	101
Depreciation and amortization	13,910	13,501
Deferred income taxes	(1,557)	(915)
Inventory write downs	876	(23)
Provision (reversal) for doubtful accounts	204	(76)
Gain on disposition of a subsidiary	(2,848)	-
Equity in earnings of affiliated companies	(171)	(158)
Gain on convertible notes conversion	-	(1,565)
Gain on redemption of convertible notes	(1,421)	-
(Gain) loss on change in fair value of derivative	449	(20,971)
(Gain) loss on disposal of fixed assets	(849)	105
Amortization of debt issue cost	173	-
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged cash deposits	(6,888)	182
Accounts and notes receivable	(19,551)	(6,201)
Advance payments and other	(1,283)	1,577
Inventories	229	(12,459)
Increase (decrease) in:
Accounts and notes payable	7,745	15,014
Customer deposits	(52)	409
Accrued payroll and related costs	514	20
Accrued expenses and other payables	(5,422)	2,355
Accrued pension costs	176	26
Taxes payable	4,170	(5,108)
Advances payable	2,243	346
Net cash provided by operating activities	16,209	34,063
Cash flows from investing activities:
(Increase) decrease in other receivables	1,376	564
Cash received from property, plant and equipment sales	3,940	575
Cash paid to acquire property, plant and equipment	(19,004)	(14,857)
Cash paid to acquire intangible assets	(75)	(324)
Proceeds from disposition of a subsidiary	7,471	-
Net cash used in investing activities	(6,292)	(14,042)
Cash flows from financing activities:
Bank loans borrowed	43,612	10,200
Repayment of bank loans	(11,389)	(6,995)
Paid debt issue cost for bank loan	(230)	-
Capital contribution from noncontrolling interests	166	-
Dividends paid to the non-controlling interest holders of joint-venture companies	(2,936)	(2,823)
Decrease in amounts due to shareholders/directors	(21)	(28)
Exercise of stock option	-	518
Redemption of convertible notes	(23,571)	-
Repurchase common stock	(1,000)	-
Net cash provided by financing activities	4,631	872
Cash and cash equivalents affected by foreign currency	140	2,643
Net increase in cash and cash equivalents	14,688	23,536
Cash and equivalents at beginning of year	72,961	49,425
Cash and equivalents at end of year	$87,649	$72,961

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Year Ended December 31,
	2012	2011

Cash paid for interest	$10,874	$1,973
Cash paid for income taxes	$5,769	$8,272

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

Non-cash investing activities:

	Year Ended December 31,
	2012	2011

Advance payments for acquiring property, plant and equipment	$5,163	$5,185
Accounts receivable from sale of property, plant and equipment	$1,128	$-

Non-cash financing activities:

	Year Ended December 31,
	2012	2011

Issuance of common shares for the conversion of convertible notes	$-	$10,112
Noncontrolling interests contribution of capital with property, plant and equipment	$2,846	$-
Dividend payable to non-controlling interest shareholders of joint-ventures	$162	$808

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